SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2002

GREAT PLAINS ENERGY INCORPORATED
(Exact name of registrant as specified in its charter)

0-33207
(Commission file number)

MISSOURI	43-1916803
(State of other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1201 Walnut
Kansas City, Missouri 64106
(Address of principal executive offices)

(816) 556-2200
(Registrant's telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

ITEM 5.     OTHER EVENTS

     On November 7, 2002, Great Plains Energy Incorporated (GPE) entered into an Agreement and Plan of Merger (Agreement) with Environmental Lighting Concepts, Inc. (ELC), Gregory J. Orman and Mark R. Schroeder (ELC Shareholders), and Innovative Energy Consultants Inc. (IEC), a wholly-owned subsidiary of GPE. Mr. Orman is Executive Vice President of Corporate Development and Strategic Planning of GPE, and Mr. Schroeder is an employee of a GPE subsidiary. ELC indirectly owned 5.8% of Strategic Energy, L.L.C, a GPE majority-owned subsidiary that is an energy management company. As provided for in the Agreement, ELC was acquired and merged with and into IEC, whereupon the existence of ELC ceased and IEC continued as the surviving corporation and a wholly-owned subsidiary of GPE. The merger increased GPE's indirect ownership interest in Strategic Energy from 82.75% to 88.55%.

     The ELC Shareholders received $15.08 million in merger consideration. As part of the merger consideration, GPE issued 387,596 additional shares of its common stock to the ELC Shareholders. Effective with the issuance of such shares, GPE has issued and listed with the New York Stock Exchange a total of 62,296,322 shares of its common stock. The remainder of the consideration paid to the ELC Shareholders was in the form of short-term promissory notes issued by GPE and IEC.

ITEM 7.	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibit No.

10

Agreement and Plan of Merger dated November 7, 2002, among Environmental Lighting Concepts, Inc., Mark R. Schroeder and Gregory J. Orman, Innovative Energy Consultants Inc. and Great Plains Energy Incorporated.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT PLAINS ENERGY INCORPORATED

/s/Jeanie Sell Latz

Jeanie Sell Latz
Executive Vice President-Corporate and Shared Services and Secretary

Date:  November 8, 2002